Exhibit 99.1

Eastern American Natural Gas -Trust

Eastern American Natural Gas Trust Announces Quarterly Distributable Income; No Distribution

Eastern American Natural Gas Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Austin, Texas May 8, 2013 — EASTERN AMERICAN NATURAL GAS TRUST (NYSE—NGT) announced today that for the quarter ended March 31, 2013 Distributable Income was $6,175,860 ($1.0468 per trust unit), which included the $5,917,275 of proceeds received by the Trust as a result of the Trust’s sale of the Royalty NPI in January 2013.

As previously announced, no distribution will be made to Unitholders at this time.  All of the Distributable Income, and any other amounts received by the Trust after December 31, 2012 and prior to the Trust’s final distribution, will be reserved until the final distribution, which will be subject to the prior payment of all expenses and liabilities of the Trust, and to the establishment and funding of any reserves the Trustee deems appropriate for contingent liabilities.  The amount of the final distribution is not yet known.

May 24, 2013 will be the last day of trading of the Units on the New York Stock Exchange, and the Trust will be liquidated shortly thereafter.

On or about June 17, 2013, Unitholders of record as of the close of business on May 31, 2013 will be entitled to the proceeds attributable to the mature Treasury Obligations ($20.00 per trust unit), unless the Treasury Obligations relating to the trust units have previously been withdrawn. Unitholders of record as of the close of business on May 31, 2013 will receive instructions relating to the payment of the Treasury Obligations proceeds.

On or about August 15, 2013, Unitholders of record as of the close of business on May 31, 2013 will also be entitled to their pro rata share of the proceeds received from the Trust’s sale in January 2013 of the Royalty NPI plus their pro rata share of revenues attributable to the Term NPI for the period beginning October 1, 2012 through May 15, 2013, less the costs and expenses and reserves of the Trust during such period.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include all matters regarding the termination and liquidation of the Trust and all information relating to the amount and date of any anticipated distribution to unit holders.  An investment in Units issued by Eastern American Natural Gas Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, and all of its other filings with the Securities and Exchange Commission.  The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:                 Eastern American Natural Gas Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
919 Congress Avenue          Austin, TX 78701